EX-28.h.1.a

AMENDMENT NUMBER 1 TO THE
TRANSFER AGENCY AND SERVICES AGREEMENT BY AND BETWEEN
DIMENSIONAL EMERGING MARKETS GROUP INC. AND STATE STREET  BANK AND TRUST COMPANY

This Amendment Number 1 to the Transfer Agency and Services Agreement (the "Amendment") is made as of December 20, 2013 by and between DIMENSIONAL EMERGING MARKETS GROUP INC. (the "Fund"), and STATE STREET BANK AND TRUST COMPANY (the "Transfer Agent").

WHEREAS, Fund and the Transfer Agent entered into a Transfer Agency and Services Agreement made as of October 3, 2012 and effective on or about April 1, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the "Agreement"); and

WHEREAS, the Transfer Agent and the Fund desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration  of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment

(a) Section 1.2 of the Agreement is hereby amended by adding the following new sub-section (i):

"FAN Services.  In order to assist the Fund with its desire to utilize FAN Services to provide web-based access to account information and certain on-line transaction request capabilities, the Transfer Agent has entered into a Master Agreement with DST Systems, Inc.   If the Fund elects to use the FAN Services, the Fund will agree to such terms as stated in the attached schedule ("Schedule  1.2(i) - FAN Services")  and the applicable fees and expenses related thereto. Schedule 1.2(i) may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent."

(b) The Agreement is further amended by adding Schedule 1.2(i) - FAN Services as set forth in Appendix A hereto.

2. Miscellaneous

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	The Fund hereby confirms that Schedule A to the Agreement is true, correct and complete in all respects as of the date hereof.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

DIMENSIONAL EMERGING MARKETS GROUP INC.
By:	/s/ Pat Keating

Name:	Pat Keating

Title:	Vice President

Appendix A

SCHEDULE NUMBER 1.2(i) - FAN SERVICES TO
THE TRANSFER AGENCY AND SERVICE  AGREEMENT BY AND BETWEEN
DIMENSIONAL EMERGING MARKETS GROUP INC.
AND STATE STREET BANK AND TRUST COMPANY (the "TRANSFER AGENCY AGREEMENT")

THIS SCHEDULE is made effective as of December 20, 2013 by and between STATE STREET BANK AND TRUST COMPANY (the "State Street") and DIMENSIONAL EMERGING MARKETS GROUP INC. (the "Client") and, solely with respect to the DST FAN Services, acknowledged and agreed to by DST Systems, Inc. ("DST").  State Street and the Client are together referred to herein as the "Parties" and individually as the "Party".

WHEREAS, State Street has entered into a Master Agreement for DST FAN Services - Mutual Funds (the "Master Agreement") with DST, and Client has acknowledged and agreed to such Master Agreement, under which the Client desires to utilize DST FAN Services to provide access to account information and certain on-line transaction request capabilities in accordance with the terms of this Schedule.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

All capitalized terms used in this Schedule but not defined herein shall have the meaning ascribed to them in the Master Agreement or, if not defined in the Master Agreement, the meaning ascribed to them in the Service Exhibits to the Master Agreement.

Client acknowledges and agrees that Client will receive the FAN Services described herein from DST, and not State Street, and Client agrees to its obligations as described under this Schedule. In the case of any unintentional inconsistency between terms of this Schedule and the terms of the Master Agreement, State Street and Client shall negotiate in good faith to resolve such conflict.

ARTICLE I
DEFINITIONS

Except as may be modified in a Service Exhibit (as attached), the following definitions shall apply to this Schedule.  Additional terms may be defined in the Master Agreement, this Schedule, or in the exhibits that describe the FAN Services to be provided by DST for Client. If there is any unintentional conflict between a definition in this Schedule and related Service Exhibit as compared to the Master Agreement and its related Service Exhibit, State Street and Client shall negotiate in good faith to resolve such conflict.

•          "Client-Controlled Content Areas" shall mean those DST-designated areas within DST- designated screens of the DST Web Site where Client may optionally publish marketing or other types of Client- specific content. Client makes content updates and changes directly to those areas in the DST Web Site through a secured Application Programming Interface (API) or through a password protected DST-provided update facility made available by DST only to Client.

•          "DST Web Site" shall mean the collection of electronic documents or pages residing on DST's computer system, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by DST may be viewed by Users who access such site.

•          "FAN" shall mean the DST Financial Access Network, a DST computer and software system that provides an interface between the Internet and public data network service providers and the transfer agency systems of Funds for the purposes of communicating Fund data and information and Transaction requests.

•          "FAN Options" shall mean the series of edits and instructions provided by Client to DST in writing, through which Client specifies its instructions for Transactions available through the various FAN Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

•          "FAN Services" shall mean the services provided by DST utilizing FAN®, the DST Web Site, the Internet, and other software, equipment and systems provided by DST and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by Users accessing the DST Web Site via the Internet.

•          "Fund(s)" shall mean, solely for purposes of this Schedule and the attached Service Exhibits, as defined below, the portfolios or series of the Client for which State Street provides various services and which Client designates for participation in FAN Services from time to time by written notice to DST.

•          "Person" shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

•          "Security Procedures" shall mean the procedures, including the use of encryption technology; implemented for purposes of protecting the integrity, confidentiality or secrecy of, use of and access to, and protecting against the unauthorized interception of or corruption of any data or information transmitted via FAN Services.

• "Service Exhibit" shall mean the service exhibits attached hereto which outline the particular FAN Services to be provided by DST to Client.

•          "Transactions" shall mean account inquiries, purchases, redemptions, exchanges, maintenance and other transactions offered through FAN Services as specified in each Service Exhibit.

•          "User(s)" shall mean record owners or authorized agents of record owners of shares of a Fund, including brokers, investment advisors and other financial intermediaries or the other Persons authorized to access a particular FAN Service pursuant to the terms of a Service Exhibit.

ARTICLE II
USE OF FAN SERVICES BY CLIENT

Section 2.1      Selection of FAN Services. DST will perform, and Client has selected, the FAN Services described on the Service Exhibits attached to this Schedule. New Service Exhibits describing additional FAN Services may be added to this Schedule from time to time by mutual written agreement of DST and Client, and such additional FAN Services shall be subject to the terms of this Schedule.

Section 2.2      DST Responsibilities. During the Term and subject to the provisions of this Schedule, DST shall, at its expense (unless otherwise provided for herein) perform the FAN Services as described in each Service Exhibit, including provision of all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate and maintain FAN and the DST Web Site.

Section 2.3      Client Responsibilities. During the Term and subject to the provisions of this Schedule, Client shall at its expense (unless otherwise provided for herein) fulfill, or cause to be fulfilled by the Funds or otherwise, the Client obligations, if any, set forth in each Service Exhibit to this Schedule.  Client hereby represents, warrants and covenants that the execution and delivery of this Schedule by Client and the performance of Client's obligations under this Schedule have been duly authorized by all necessary action on the part of Client.  Client must comply with the provisions of this Schedule. Client agrees  that DST may seek relief from Client for any infringement of this Schedule such as, but not limited to,  a material  violation, breach, act of negligence or gross negligence, willful misconduct, misfeasance or malfeasance committed by Client  or its officers,  agents  and assigns,  in connection with Client's obligations and responsibilities under this Schedule.

Section 2.4      Change in Designated Funds.  Upon thirty (30) days prior notice to DST, Client may change the Funds designated to participate in FAN Services by delivering to DST, in writing, a revised list of participating Funds.

Section 2.5      FAN Options.  Client is responsible for establishing implementation procedures and options applicable for each FAN Service it has selected, as specified in the applicable Service Exhibit.

Section 2.6      Scope of DST Obligations. DST shall act in good faith and without negligence or willful misconduct and shall at all times use reasonable commercial efforts in performing FAN Services under this Schedule. In the absence of breach of its duties under this Schedule and in the absence of DST's negligence, willful misconduct or bad faith, DST shall not be liable for any loss or damage suffered in connection with the use of FAN Services. With respect to those actions or services delineated in FAN Options and all other instructions given to DST by Client, DST shall be presumed to have fulfilled its obligations if (a) it has acted in accordance with the FAN Options and other instructions provided by Client and (b) it has acted without negligence, willful misconduct, or bad faith.  DST represents that the Security Procedures described in the Securities Procedures attachment to each of the Service Exhibits to this Agreement are appropriate for its business as a leading provider of transfer agency, shareholder record keeping and related services to investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"). With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which DST has implemented or omitted, DST shall be presumed to have fulfilled its obligations if it has operated under the standard of care described in this Section and followed, in all material respects, at least those Security Procedures described in the Security Procedures attachment to each Service Exhibit to this Schedule. DST may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will not diminish the security of the applicable service.   Client acknowledges that to the extent Client uses any FAN Service to satisfy any regulatory requirements or compliance with any laws, it does so based on its own determination of the suitability of such FAN Service(s) and has not relied on any representations or warranties of DST. Client acknowledges that Client is responsible for compliance with applicable laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body in connection with its activities as a registered investment company under the 1940 Act. Client acknowledges and agrees that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via FAN Services. Client is responsible for advising its Users of their responsibility for promptly notifying the Fund's transfer agent of any errors or inaccuracies relating to shareholder data or information transmitted via FAN Services.

ARTICLE III
FEES

Section 3.1      Fees for FAN Services.  As consideration for the performance by DST of the FAN Services, Client will pay the fees relating to each such service under this Schedule as set forth in each Service Exhibit.  DST will deliver a monthly billing report to State Street including a report of Transactions, by type, processed through FAN Services.

Section 3.2      Invoicing; Fee Increases. After the initial one (1) year term, DST may change any of. the fees and charges provided for in this Article III upon sixty (60) days written notice to Client. All fees and charges shall be billed and itemized under "Out of Pocket Expenses" in the bill for Transfer Agency Services from State Street, or its sub-contractor, Boston Financial Data Services, Inc., monthly and paid by Client within thirty (30) days of receipt. Amounts billed by not paid on a timely basis and not being disputed by the Client in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 ½ %) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Client acknowledges that State Street is not responsible for the payment of any amount billed.

ARTICLE IV
PROPRIETARY RIGHTS

Client acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, templates, screen and file formats, interface formats or protocols, and development tools and instructions, trade secrets, proprietary information or distribution and communication networks of DST. Any software, interfaces, interface formats or protocols developed by DST shall not be used by Client for any purposes other than utilizing FAN Services pursuant to this Schedule or to connect Client to any transfer agency system or any other Person without DST's prior written approval.  Client also agrees not to take any action which would mask, delete or otherwise alter any DST on-screen disclaimers (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by DST from time to time, or any "point and click" features relating to User acknowledgment and acceptance of such disclaimers and notifications.

ARTICLE V
TERM AND TERMINATION

Section 5.1      Unless terminated earlier as provided in this Article V, this Schedule shall be effective as of the date first written above and shall continue in force and effect until the expiration or termination of the last Service Exhibit between DST and Client then in effect (the "Term").

Section 5.2      Termination.  Throughout the Term, either Party shall have the right to terminate this Schedule on written notice to the other Party of the other Party's material breach of this Schedule and such Party's failure to cure such breach within thirty (30) days. Client shall have the right, upon sixty (60) days' prior notice to DST, to terminate this Agreement or any Service Exhibit(s) then in effect, in the event Client does not accept a change in fees or charges it receives notice of from DST pursuant to Section 3.2 of this Schedule. Additionally, this Schedule will terminate automatically upon the termination of the Transfer Agency Agreement.

Section 5.3      Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the Confidential Information or proprietary materials of the other in their possession.

ARTICLE VI
INDEMNIFICATION; LIABILITY LIMITATIONS

Section 6.1     No Other Warranties.   EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS SCHEDULE, THE FAN SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS SCHEDULE AND ITS EXHIBITS ARE PROVIDED "AS-IS," ON AN "AS AVAILABLE'' BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY  DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.2      Limitation of Liability. Other than damages from a Party's fraud, no Party or DST, shall be liable for any special, indirect, or consequential damages under any provision of this Schedule, or consequential damages arising out of any action or failure to act hereunder. Without limiting any of the foregoing terms of this Section, State Street's liability in connection with the performance of FAN Services under the terms of this Schedule, or under any theory of law, tort or otherwise, shall not exceed (i) as to any single claim an amount exceeding the aggregate fees received from Client with respect to this Schedule pursuant to Article III during the six (6) months immediately preceding the act or occurrence from which the claim arises, and (ii) as to all claims, an amount exceeding two (2) times the aggregate fees received from Client with respect to this Schedule pursuant to Article III during the most recent twelve (12) month Term of the Service Exhibit relating to the FAN Service with respect to which the claim arise .

Section 6.3      Indemnity by Client  Client hereby indemnifies and holds State Street harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys' fees, arising in connection with the use of, or inability to use, the FAN Services by any User, except to the extent such liabilities result directly from the failure by State Street to perform its obligations under this Schedule or such claims, demands, costs, expenses another liabilities are the result of State Street's negligence, willful misconduct or bad faith.

Section 6.4      Indemnity by DST.

(a) Subject to the dollar cap on damages set forth in Section 6.2, DST hereby indemnifies and holds Client harmless from, and shall defend it against any and all third party claims, demands, costs, expenses and other liabilities, including reasonable attorneys' fees, arising from or in connection with DST's breach of its obligations under this Schedule and related Service Exhibit, except to the extent such liabilities result from the failure by Client to perform its obligations under this Schedule or such claims, demands, costs, expenses and other liabilities are the result of Client's negligence, willful misconduct or bad faith.

(b) DST shall indemnify, defend and hold Client harmless from all costs and damages, including reasonable attorney's fees, which Client is required to pay to any third party as a result of a claim against Client in which it is alleged that DST's FAN Services used by Client infringes any patent, trademark or copyright of such third party (an "Infringement Claim"); provided that (i) the FAN Services are not used by Client in conjunction with any other product or service not provided by DST in a manner that causes the FAN Services (or any portion thereof) to infringe, (ii) Client uses the FAN Services only in accordance with the terms of this Schedule and (iii) the defense and settlement of such suit or proceeding is controlled by DST. DST's indemnity obligations under this Subsection 6.4(b) shall not exceed, as to any and all claims, an amount exceeding the aggregate fees received by DST pursuant to Article Ill during the most recent twenty-four (24) months of all FAN Services. In the event the FAN Services (or one or more functions thereof) become the subject of an infringement claim, then DST shall be entitled at any time, at its discretion, to discharge its obligations by (a) procuring for Client a license or other right to continue using the FAN Services or the infringing portion thereof, or (b) modifying or replacing the FAN

Services or the infringing part thereof, provided all material functionality is retained.   If DST is not able to accomplish alternatives (a) or (b) above after having exercised reasonable commercial efforts, then either DST or Client may terminate Client's right to use the FAN Services upon 10 days written notice to the other Party. This Subsection 6.4(b) states DST's sole liability and sole obligations with respect to any Infringement Claim.

ARTICLE VII
CONFIDENTIALITY

Section 7.1       DST Confidential  Information.    Client acknowledges and agrees that the terms and conditions of this Schedule, FAN (including by way of example and without limitation all Security Procedures, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and  protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the "DST Confidential Information") is confidential and proprietary to DST. Client further agrees to use the DST Confidential Information only as permitted by this Schedule, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation.  Client acknowledges that disclosure of the  DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages.   Accordingly, DST may seek injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. Client consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, Client's ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.2       Client Confidential  Information.    DST acknowledges and agrees that the terms and conditions of this Schedule, any information obtained by DST concerning the software and software applications (including by way of example and without limitation all data in the Files and algorithms, designs, techniques, code, screen and data formats   and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Client and business of Client (the "Client Confidential Information") is confidential and proprietary to Client. DST hereby agrees to use the Client Confidential Information only as permitted by this Schedule, to maintain the confidentiality of the Client Confidential Information and not to disclose the Client Confidential Information, or any part thereof, to any other person, firm or corporation.  DST acknowledges that disclosure of the Client Confidential Information may give rise to an irreparable injury to Client inadequately compensable in damages.  Accordingly, Client may seek  injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, notwithstanding the provisions of Article VI of this Schedule.  DST consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, DST's ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

Section 7.3       Consumer Privacy.  Client and DST shall comply with all applicable laws, rules and regulations relating to privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm- Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder. and the Massachusetts Standards for the Protection of Personal Information 201 CMR 17.00, et. seq.

Section 7.4       Limitations.  The provisions of this Article VII shall not apply to any information if and to the extent it was (i) independently developed by the Client or DST (each a "Receiving Party") as evidenced by documentation in such Receiving Party's possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Schedule by the Receiving Party or (iv) known to the Receiving Party free of restriction at the time of such disclosure. The Receiving Parties agree that immediately upon termination of this Schedule, without regard to the reason for such termination, the Receiving Parties shall forthwith return to one another all written materials and computer software which are the property of the other Receiving Party.

ARTICLE VIII
FORCE MAJEURE

Client acknowledges that the Internet is not a secure organized or reliable environment, and that the ability of DST to deliver FAN Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services (including wireless), firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Schedule.

IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first hereinabove indicated.

DIMENSIONAL EMERGING MARKETS GROUP INC. By /s/ Pat Keating Name: Pat Keating Title: Vice President	STATE STREET BANK AND TRUST COMPANY By /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President

ACKNOWLEDGED AND AGREED: DST SYSTEMS, INC. By /s/ Fred Quatrocky Name: Fred Quatrocky Title: Vice President Address: 1055 Broadway Kansas City, MO 64105 Tel: 816-435-8226 FAX:
with a copy to: DST Systems, Inc.
333 W. 11th Street
Kansas City, Missouri 64105-1594
Fax:   (816) 435-8630
Attention: General Counsel

SERVICE EXHIBIT
Web Services

1.
Web  Services.  Client has requested, and DST will provide Web Services as one of the FAN Services provided pursuant to the terms of the DST FAN Services Agreement (the "Agreement") between State Street and DST.  Through Web Services, Shareholders may submit Transaction requests to the Fund's transfer agency system via the Internet as described further in this Service Exhibit.

2.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•
"Client Web Site" shall mean the collection of electronic documents or pages residing on the computer system of Client (or an Internet Service Provider ("ISP") hired by Client) connected to the Internet and accessible through the World Wide Web, where Shareholders may view information about the Funds and access the various Transaction screens provided by Client.

•
"FAN Web Authentication" shall mean the Shareholder authentication process, utilized by Web Services if Client has not chosen Single Signon as one of the FAN Options, whereby Shareholder  authentication information is collected and transmitted, and Shareholder personal identification number (PIN) information is created, changed and reset via an Internet link between the DST Web Site and the Shareholder's web browser.

•	"Shareholder" shall mean the record owner or authorized agent of the owner of shares of a Fund.

•
"Transactions" shall mean new account establishment,  account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Financial Product Account, exchanges, maintenance and other transactions offered from time to time through Web Services and elected by Client in writing.

3. DST Responsibilities. In connection with its performance of Web Services, DST shall:

(a)      receive Transaction requests electronically transmitted to the DST Web Site via the Internet following  execution of a link from the Client Web Site to the DST Web Site and route Transaction requests through FAN to State Street's transfer agency system, using Single Signon or FAN Web Authentication, as applicable, for the collection and presentation of Shareholder authentication information;

(b)      for each Transaction request received, route Transaction information from State Street's transfer agency system through FAN to the Internet to be viewed by Users;

(c)      deliver to Client a DST FAN Options User Guide and FAN Options instruction form; and update FAN Options as necessary when provided written instructions from Client,

(d)      provide appropriate safeguards to protect non-public information, and

(e)      perform all other DST obligations as set forth in the Master Agreement and as reproduced in this Schedule.

4. Client Responsibilities. In connection with its use of Web Services, Client shall:

(a)      provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Client Web Site;

(b)      design and develop the Client Web Site functionality necessary to facilitate and maintain the hypertext links to the DST Web Site and the various Transaction Web pages and otherwise make the Client Web Site available to Shareholders;

(c)      provide the FAN Options to DST for each Fund in writing on forms provided by DST and update the FAN Options in writing as required by Client from time to time;

(d)      if Client has selected Single Signon as one of the FAN Options, collect at the Client Web Site via Single Signon, and incorporate into the Transaction request, the Shareholder authentication information for the specified Transaction, as applicable for the Transaction and the FAN Options chosen by Client;

(e)      provide DST with such other written instructions as it may request from time to time relating to the performance of DST's obligations hereunder; and

(f) perform all other Client obligations as set forth in this Schedule.

5.	Fees. The fees payable to DST by Client for Web Services are set forth on the Fee Schedule attached to this Service Exhibit.

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Exhibit Term:

December 20, 2013 through December 20, 2014.

At the end of the initial Exhibit Term above (the "Initial Exhibit Term"), this Service Exhibit shall automatically continue until terminated by either Party by written notice to the other at least sixty (60) days prior such termination.  Nothing in this paragraph shall alter or  affect either Party's ability to terminate the Schedule and this Service Exhibit as set forth in Article V of the Schedule.

DIMENSIONAL EMERGING MARKETS GROUP INC.
By /s/ Pat Keating
Name:  Pat Keating
Title:  Vice President
Address: 6300 Bee Cave Road, Building One
Austin, TX 78746
Attention: General Counsel and Chief Operating Officer

Tel:  ______________________________
FAX: 512-306-7609

DST SYSTEMS, INC.

By /s/ Fred Quatrocky
Name: Fred Quatrocky
Title: Vice President
Address:
Kansas City, Missouri 64105-1594

Tel: (816) 435-8226
FAX: (816)

FAN Web Services - TA2000 Client

FEE TYPE	CHARGE
Initial Implementation Site Setup Fee[1]	$15,000.00
Each Additional Site Setup Fee	$5,000.00
Transaction Fees[2,3]
Portfolio Level Inquiries	$.07
Account Level Inquiries	$.05
Maintenance/Financial Transactions	$.10
New Account Establishment	$.35
Auxiliary Processing	$.03
Monthly Base Fee (This is in addition to the monthly transaction fee total) (Vision™ Product not included)[4]	$3,000.00
Fund-Specific Enhancements/Consulting	By Quote

Monthly Activity Discount Structure
DST will offer Client monthly activity discounts based on the total number of Transactions incurred by Client in such month. The monthly discount shall be applied to Transaction Fees only. The following discount schedule will apply:

Monthly Activity	Activity Discount
0 – 150,000	No Discount
150,001 – 250,000	$.0050
250,001 – 500,000	$.0075
500,001 – 1,000,000	$.0100
1,000,001 – 2,000,000	$.0150
2,000,001 – 3,000,000	$.0175
Greater than 3,000,000	$.0200

Example of Monthly Discount:
If Client has 400,000 Transactions in a given month, a $.005 discount will be applied to 100,000 of the Transactions, and a
$.0075 discount will be applied to 150,000 of the Transactions. The remaining 150,000 Transactions are billed according to the standard Transaction Fees.

1 The Initial Implementation Site Setup Fee includes establishment of FAN Options and site setup. The fee also includes 100 hours of assistance from the FAN Web Group's Business Analysts or technical staff. Any hours in excess of these hours will be billed at DST's then standard FAN rates.
2 These fees apply only where Client provides a link from the Client Web Site to the DST Web Site.
3 Other Transactions may be supported in the future, the fees for which will be determined at that time. Client will not be obligated to offer such new Transaction types.
4 The FAN Web monthly usage fee is a combination of the $3,000.00 monthly base fee and the cumulative total of all transactions processed.

Security Procedures - Web Services

1. ID / Password Requirements

Initial authentication of a Shareholder in FAN is accomplished with account number and Social Security Number (SSN) and is used to issue a personal identification number (PIN) to the Shareholder.

Thereafter, Shareholder authentication may be accomplished by any of the three following methods, determined by the FAN Options selected by Client:

Method One
Required- Account number is used as the identification (ID) of the Shareholder. Required - The PIN is used as the access to the entered account.
Optional Requirement - Social Security Number may be chosen as an additional required field by Client, as part of the FAN Options, to add another level of authentication to access the entered account number.

Method Two
Required- Social Security Number (SSN) of the Shareholder. Required - The PIN is used as the access to the entered account.
Method Three
Required- User ID of the Shareholder. As part of the initial access, the Shareholder establishes a User
ID based on criteria established by Client as part of the FAN Options. Required - The PIN is used as the access to the entered account.

2. Encryption

The DST Web server runs Secure Sockets Layer ("SSL"). The purpose of using SSL is to encrypt data transmissions through the DST Web Site and block communications through the DST Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the DST Web Site is 128-bit encryption.

3. Network Access Control

A computer referred to as a "router" is located between the Internet backbone connection and the DST Web server. The purpose of the router is to control the connectivity to the DST Web server at the port level. This equipment is located at DST's Winchester data center, but it is administered and maintained by an independent firewall provider. Changes to the systems residing on this computer are submitted to the firewall provider for remote administration. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web server to the suite of Hyper-Text Transfer Protocols ("HTTP") transmissions. Ports on the router are configured to be consistent with ports on the DST Web server. DST is advised by its current firewall provider that all other ports on the router other than those configured for the DST Web server are not accessible from the Internet.

The DST Web server utilizes a UNIX operating system. All services and functions within the DST Web server operating system are deactivated with the exception of services and functions which support HTTP. This is the required service for HTML content which is what the FAN Transactions are based upon. The general purpose of this feature is to prevent external users from entering UNIX commands or running UNIX based processes on the DST Web server. All ports on the DST Web server, except those required by FAN (the ports accessed through the fire wall provider's router), are disabled. All "listeners" are deactivated. Directory structures are "hidden" from the user. Services which provide directory information are also deactivated.

DST administrators gain access to the DST Web server through the physical console connected to the DST Web server, or through the internal network via DST Secure ID.

FAN also incorporates a data mapping system referred to as the "CICS Mapper". The function of the CICS Mapper is to perform data packaging, security interrogation, and protocol conversion. Data received by the CICS Mapper from the DST Web server is interrogated for authenticity, repackaged for the DST TA/2000 mainframe system, and protocols are converted for communication.

The CICS Mapper is programmed to terminate the session/Transaction between the Shareholder and FAN if data authentication fails. Alerts are provided to system administrators upon termination.

4. Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

5. Independence of Each Client's Location on the Web Server

Independence of Client presence on the DST Web server is accomplished by establishing individual data set partitions on the DST Web server that are designed to be separate from other partitions. Each Client's presence resides within a separate data and directory structure on the DST Web server. The base transaction code required by FAN is, however, shared by all data set partitions.

Each Client URL on the DST Web server will identify a separate Client presence. The customer URL is designed to omit distinguishing characteristics of the URL which could identify the Client or DST to the Shareholder, and each Client will have a unique URL. The URL is in the following format:

128 bit encryption example:

https://www3.financialtrans.com/ft/Disclaim?cz=123456789

where the data following the 'cz=' will be unique to Client. The Client URL is not advertised by DST. Initial access to the Client presence on the DST Web server will be through the Client Web Site.

Book marking of HTML pages within Client's site on the DST Web server is not allowed with the exception of either a legal terms page or the logon page, which is the initial page presented to the Shareholder upon entry to the DST Web server. The FAN Options selected by Client determine which initial page will be displayed to the Shareholder.

6. Right to Audit

Client may audit, at its expense, the DST Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the DST Web Site. Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity. Client will not perform any action that may interfere with the uptime or stability of DST's systems or networks. Subject to the foregoing, Client may perform any audit activity which is technically possible for a user of the public Internet. In particular, Client and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

SERVICE EXHIBIT
VISION SERVICES

1.
Vision Services. Client has requested, and DST will provide Vision Services as one of the FAN Services pursuant to the terms of the Master Agreement between State Street and DST. The Vision Services (the "Vision Services") consist of the services provided by DST utilizing FAN®, the Vision Web Site, the Distribution Support Services Web Site, the Internet, and other systems provided by DST and telecommunications carriers, whereby Users may view account information related to a Client's Financial Products or submit Transaction requests directly to the Financial Product's transfer agent via the Internet, as described further in this Service Exhibit.

2.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

•
"Client Web Site" shall mean the collection of electronic documents or pages residing on the computer system of Client (or an Internet Service Provider ("ISP") hired by Client) connected to the Internet and accessible through the World Wide Web, where Users may view information about the Financial Products and access the various Transaction screens made available through Vision Services.

•
"Distribution Support Services Web Site" shall mean the collection of electronic documents or pages residing on the DST controlled World Wide Web address (currently, https://www.dstdss.com), linked to the Internet and accessible through the World Wide Web, which Client may access to view information about Users and approve/deny access requests by Users.

•
"Financial Products" shall mean mutual funds, or real estate investment trusts or limited partnerships or other similar financial products, and "Financial Product Units" or "Units" shall mean the shares or units of a Financial Product held by a record owner.

•
"Transactions"  shall mean  new  account establishment,  account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Financial Product Account, exchanges, maintenance and other transactions offered from time to time through Vision Services and elected by Client in writing.

• "Unit Holder" shall mean the record owner of Financial Product Units.

•
"User(s)"  shall  mean  the  authorized  agents,  selling  agents  and  other intermediaries (i.e., broker/dealers, registered investment advisors or registered representatives) acting on behalf of record owners of Units of a Financial Product whom Client has authorized to use Vision Services.

•
"Vision Web Site" shall mean the collection of electronic documents or pages residing on  the DST controlled World Wide  Web address (currently https://www.dstvision.com), linked to the Internet and accessible through the World Wide Web, which Users may access to view account information or to request Transactions on behalf of the record owners for whom they are acting.

•
"Vision  Implementation Procedures"  shall mean  the  optional  features  and functions of Vision Services which are selected by Client, and the processes needed to activate these functions, for the various components of Vision Services, a copy of which has been provided to Client.

3.	DST Responsibilities. In connection with its performance of Vision Services, DST shall:

(a)     receive Transaction requests electronically transmitted by Users to the Vision Web Site via the Internet and route Transaction requests through FAN to State Street's transfer agency system;

(b)     deliver to Client a Vision Implementation Procedures instruction form;

(c)     provide all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate FAN, the Vision Web Site and the Distribution Support Services Web Site;

(d)     deliver a monthly billing report to Client, which shall include a report of Transactions, by type, processed through Vision Services; and

(e)      perform all other DST obligations as set forth in the Master Agreement and as reproduced in this Schedule.

4.	Client Responsibilities. In connection with its use of Vision Services, Client shall:

(a)      provide the Vision Implementation Procedures to DST for each Financial Product in writing on forms provided by DST and update the FAN Options in writing as  required by Client from time to time (Vision is offered in a generic format with limited Financial Product customization, as described in the Vision Implementation Procedures);

(b)      provide DST with such other written instructions as it may request from time to time relating to the performance of DST's obligations hereunder; and

(c)      perform all other Client obligations as set forth in this Schedule.

As a condition of a User's access to the Vision Services, Client acknowledges  that each User must comply with all User Enrollment and Authorization Procedures  described in the Security Procedures Section of this Vision Exhibit.

5.	Client Controlled Marketing Content. Through the Vision Web Site, DST provides Client the ability to post content (plain text or HTML) including hypertext links to other Web sites, that is displayed and viewable to all Users authorized by Client.  The use of this feature of Vision Services is optional, at the discretion of Client, and subject to the following terms and conditions:

(a)      Client is solely responsible for any and all content and hypertext links displayed in the Client-Controlled Content Areas of the Vision Web Site.

(b)    Client is solely responsible for compliance with all legal and regulatory requirements which may apply to content and hypertext links in the Client-Controlled Content Areas of the Vision Web  Site, including, but not limited to copyright, trade secret and intellectual property laws and federal and state securities laws which may apply to the promotion of mutual fund products  and securities  or other Financial  Products,  as applicable, electronically and over the Internet.

(c)      DST reserves the right, but has no duty, to electronically monitor the Client-Controlled Content Areas of the Vision Web Site for adherence to the terms of this Agreement and may disclose any and all data and information posted to the Client-Controlled Content Areas of the Vision Web Site to the extent necessary to protect the rights or property of DST, its affiliates or licensees, or to satisfy any law, regulation or authorized governmental request.

(d)      DST reserves the right, but has no duty, to prohibit conduct, promotional material, hypertext links to certain sites, comments, responses or any communication,  data,  information  or content  posted  to  the  Client- Controlled Content Areas of the Vision Web Site which it deems, in its sole discretion, to be harmful to DST, its customers or any other person or entity.

(e)    Client acknowledges that DST cannot ensure editing or removal of any inappropriate,  questionable  or  illegal  content  posted  to  the  Client- Controlled Content Areas of the Vision Web Site or to any site on the Internet accessed from a hypertext link at the Client-Controlled Content Areas of the Vision Web Site. Accordingly, Client agrees that DST has no liability for any action or inaction with respect to content or hypertext links posted to or deleted from the Client-Controlled Content Areas of the Vision Web Site, so long as DST's actions or inactions are not the result of DST' s bad faith, negligence, or willful misconduct or that of its employees or agents. Client shall indemnify and hold DST harmless from and against any and all costs, damages and expenses (including reasonable attorney's fees) arising out of the posting of content or hypertext links at the Client-Controlled Content Areas of the Vision Web Site.

6.	Change in Designated Financial Products. Upon ten (10) business days prior notice to DST, Client may change the Financial Products designated to participate in Vision

Services by delivering to DST, in writing, a revised list of participating Financial Products.

7.
Indemnity for ActionDST, Client may change the Financial Products designated to participate in Visions of Users. Client acknowledges that the use of Vision by Users to conduct Transactions on behalf of Unit Holders presents risks arising from the actions of such Users. Accordingly, Client hereby indemnifies and holds DST harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys' fees, arising out of financial or other consequences of Transactions conducted by Users, or out of disputes as to the authority of Users to conduct Transactions unless such claims, demands, costs, expenses and other liabilities are caused by DST' s bad faith, negligence, or willful misconduct or that of its employees or agents.

8.	Fees. The fees payable to DST by Client for Vision Services are set forth on the Fee Schedule attached to this Service Exhibit.

[Remainder of page intentionally left blank]

Exhibit Term:

December 20, 2013 through December 20, 2014.

At the end of the initial Exhibit Term above (the "Initial Exhibit Term"), this Service Exhibit shall automatically continue until terminated by either Party by written notice to the other at least sixty (60) days prior such termination. Nothing in this paragraph shall alter or affect either Party's ability to terminate the Schedule and this Service Exhibit as set forth in Article V of the Schedule.

DIMENSIONAL EMERGING MARKETS GROUP INC.
By: /s/ Pat Keating
Name: Pat Keating
Title: Vice President
Address: 6300 Bee Cave Road, Building One
               Austin, TX 78746
               Attention: General Counsel and Chief Operating Officer

Tel:
FAX: 512-306-7609
DST SYSTEMS, INC. By: /s/ Fred Quatrocky Name: Fred Quatrocky Title: Vice President Kansas City, MO 64105 Tel: 816-435-8226 FAX: (816)

VISION Fee
Schedule

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each User that has been assigned a unique management code.

ID Charges
Number of ID Breakpoints	ID Charge Breakpoints
1-500	$3.25 per month/per ID for each of the first 500 IDs
501- 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451- +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each User cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee	None
Per View Charge[5]
Standard	$0.05
Reduced	$0.025

Statement Charges (optional)
Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge[6]	$0.03 per image
Monthly Statement Interface Support Charge[7]	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Client may incur from its statement vendor.

Data Extract Charges[2]
Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

Email Alert Charges

5 The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge. If applicable, Vision Charges do not include any charges or expenses Client may incur separately from DST for AWD transactions or images offered through Vision.
6 The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.
7 If Client uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement
Interface Support Charge will be waived.

Per email charge	$0.05

Transaction Processing Charges (optional)
Initial Set-up Fee[8]
Existing FAN Users	$2,500
All Others	$5,000
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject
New Account Establishment (each new account transaction may contain one or more new accounts)	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum	greater of $500 or actual usage

Volume Discounts
Discount Schedule (monthly)[9]

$7,500 - $15,000	20%
$15,001- $30,000	25%
$30,001 - $45,000	30%
$45,001 - +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Platinum/Gold Discount
An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Client for DST's Vision Services if Client is utilizing DST's Basic FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Client has received Basic FAN Mail Services pursuant to the Service Exhibit for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Client for Basic FAN Mail Services and Vision Services for the previous calendar year. Client shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Client for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:	$180,000.00 annually, but less than $300,000.00.

Discount:	The discount for each billing cycle equals 2 ½ % of Vision usage fees billed for such cycle.

8 The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing.  For all other transaction processing this Fee shall apply and shall be assessed only once per management code.
9 ID Charges, Monthly Statement Interface Support Charges and Transaction Processing Initial Set-up Fee are not included in Volume Discount calculations.

Platinum Level

Qualification:        $300,000.00 annually, but less than $2,000,000.00.

Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:        $2,000,000.00 annually.

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Client for purposes of determining the applicable discount for Client's affiliated corporate complex.   It is Client's responsibility to notify DST in writing of qualifying company affiliations.  DST will not combine an affiliate's usage fees with Client's unless and until Customer has so notified DST.   No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations.  If Client qualifies, the discount will be shown on each invoice issued to Client.

VISION Security Procedures
1.a.   ID/Password Requirements - Users

Authentication of a User in Vision is based on the Vision Operator ID and Password.

Required - The Vision Operator ID, assigned by DST, shall have access authorization as determined by Client   This may include the following access levels, at Client's option, the contents of which shall be determined by Client:

Unrestricted Access - This allows the User to view any account information for all of
Client's Financial Products.

Dealer Level Access - This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access  - This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access - This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access -This allows the User to view any account with the authorized
Social Security Number and/or TIN of the Unit Holder.

Trust/TPA Access- This allows the User to view any account with the authorized trust company or Third Party Administrator number assigned to the underlying account/contract.

Required- Password is used in conjunction with Vision Operator ID to access the Vision Web
Site, which consequently provides access to any Financial Product account information that has been previously authorized by Client   Vision does not use a personal identification number
(PIN).

 1.b.   ID/Password Requirements - Client point of contact

Authentication of a Client point of contact in the Distribution Support Services Web Site is based on an Operator ID and Password.

Required - The Operator ID, chosen by Client, shall have access as determined by Client Access will be specific to the management company associated with Client  This may include the following access levels, at Client's option, inquiry only access (Client point of contact may only view information related to Users) or update access (Client point of contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information).  DST shall store the Operator ID and associated access levels.  Any personnel changes or access changes . affecting Client point of contact must be communicated to DST promptly.

Required - Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

2.   Encryption

The DST Web server runs Secure Sockets Layer ("SSL").  The purpose of using SSL is to encrypt data transmissions through the Vision Web Site and the Distribution Support Services Web Site and block communications through the Vision Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the Vision Web Site and the Distribution Support Services Web Site is 128-bit encryption.

3.   Network Access Control

A device referred to as a "firewall" is located between the Internet and the collection of electronic documents or pages residing on DST's computer system, linked to the Internet and accessible through the World Wide Web, where the data fields and related screens provided by DST may be viewed by Users who access such site ("DST Web Site").  The purpose of the firewall is to control connectivity to the DST Web Site at the port level.  This equipment is located and administered at DST's Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process. DST is advised by its current firewall provider that this equipment will not interrogate data, and that its only function is to limit the type of traffic accessing the DST Web Site. Ports on the firewall are configured to be consistent with ports at the DST Web Site.

All services and functions within the DST Web Site are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Site are disabled, except those ports required to transfer files. All "listeners" are deactivated. Directory structures are "hidden" from the user.  Services which provide directory information are also deactivated.

4.   Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

5. Right to Audit

Client may audit, at its expense, the Vision Web Site and the Distribution Support Services Web Site once in each 12 month period and any associated systems or networks within FAN, after providing reasonable written notice to DST. The audit may include review of configurations, audit trails, and maintenance of systems and software within FAN associated with the Vision Web Site and the Distribution Support Services Web Site.  Tools which may be used for the audit may include network security tools; provided, that DST may specify the time at which any tool is used, if DST reasonably believes that such tool may affect system performance. The audit will be coordinated through the DST Internal Audit Office and DST will be entitled to observe all audit activity.  Client will not perform any action that may interfere with the uptime or stability of DST's systems or networks. Subject to the foregoing, Client may perform any audit activity which is technically possible for a user of the public Internet. In particular, Client and its review team will be considered authorized users and DST will not seek prosecution under any computer crime or other applicable statutes for such activity.

USER ENROLLMENT AND AUTHORIZATION PROCEDURES

The following procedures are part of the Security Procedures applicable to Vision Services.

1. Enrollment.

Each User is required to complete an Electronic Enrollment Form, which is available at a URL designated by DST (at the date of this Agreement - www.dstvision.com). Users enrolling for access may complete the enrollment process by providing DST with information called for in the Electronic Enrollment Form about their practice and the Financial Products they wish to access.

2. Client Authorization.

Upon receiving a completed Electronic Enrollment Form from a User, DST will make available an Authorization Request to Client (point of contact) through the Distribution Support Services Web Site. The Authorization Request will identify the level of access requested and the security criteria as well as provide a sample client Tax ID/Social Security Number.

Through the Distribution Support Services Web Site, Client point of contact is solely responsible for authorizing or denying each User request for access to Transactions  through Vision Services. When authorizing requests, security criteria must be verified by Client. This includes verifying:

•
Appropriate Level of Authorization. Please note, each authorization will provide access to the level indicated on DST's Authorization Request. Access may be requested at the dealer, dealer/branch, dealer/representative, tax ID, or Trust/TPA level.

•
Accurate Access Security Criteria.  Client must verify that each field authorized in the security criteria accurately  represents the dealer/branch/representative or tax ID information which appears on the master of the representative's clients accounts.  100% of the representative's accounts should reflect the authorized criteria.

Client assumes all responsibility for verifying the security level of each new User authorization request.  DST shall not be required to verify that the person who processes the Authorization Request is legally authorized to do so on  behalf of Client and DST shall be entitled to  rely conclusively upon such approval/denial without further duty to inquire.

3. Password & ID Notification.

When Client approves an authorization request, the User's ID is updated for the authorized security and an e-mail is sent to the User notifying him/her of their access to the Vision Web Site. Users are required to establish their own initial password at a URL designated by DST (at the date of this Agreement - www.dstvision.com/assignpswd.html).